Exhibit 99.(23)(h)(iv)

TRANSFER AGENCY AGREEMENT

TRANSFER AGENCY AGREEMENT (the “Agreement”) dated as of April 19, 2006 between Firsthand Funds (the “Trust”), BISYS Fund Services Ohio, Inc. (“BISYS”) and BISYS Fund Services, Inc. (“BFI”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “Commission”) as an open-end management investment Trust under the Investment Trust Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires that BISYS perform transfer agency services for the Trust and each investment portfolio of the Trust as now in existence and listed on Schedule A to this Agreement and as hereafter may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”); and

WHEREAS, the Trust desires that BFI act as non-bank trustee/custodian to the IRA Accounts of the Funds (as such term is defined in Section 1(b) below), and that BISYS provide certain retirement plan custodial services for the IRA Accounts of the Funds; and

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and BISYS hereby agree as follows:

1.               Services

(a)                                  BISYS shall perform for the Trust the transfer agent services set forth in Schedule B to this Agreement, and shall perform such services in accordance with Schedule D to this Agreement.  BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time.  BISYS shall perform such additional services as are provided on an amendment to Schedule B of this Agreement, in consideration of such fees as the parties to this Agreement may agree.

(b)                                 Trustee/Custodian Services.

(i)                                     BFI has obtained a non-bank Trustee/Custodian Notice of Approval letter from the Treasury Department, Internal Revenue Service, dated December 31, 2003.  BFI, together with BISYS, has the knowledge and capabilities to act as a passive non-bank trustee/custodian of Traditional IRA, Roth IRA, and SIMPLE IRA accounts offered by the Trust (collectively, “IRA Accounts”).  BISYS has the knowledge and capabilities to perform the services undertaken by BISYS under Schedule B-1.

(ii)                                  BISYS agrees that BFI shall act as a non-bank trustee/custodian for the IRA Accounts and BISYS shall perform the services undertaken by BISYS under Schedule B-1, but only as long as (x) BISYS continues to act as transfer agent to the Funds and retains all legal qualifications to act as such and (y) BFI retains all legal qualifications to act as non-bank trustee/custodian.  In this capacity, BFI will act only as a passive non-bank trustee (within the meaning of Section 1.408-2(e)(6)(i)(A) of the IRS regulations), and neither BFI nor BISYS will have any discretion to direct investments within any of the IRA Accounts.

(iii)                                     BISYS and BFI shall have the right to review and comment upon the plan agreements and other documentation relating to or affecting its services hereunder, and shall have no liability for any modifications made thereto without its express written consent.  BISYS and BFI may rely upon the most recent versions of the plan agreement and such other documentation provided to it, and shall render its services hereunder in a manner consistent with the terms of such plan agreement and such other documentation.  BISYS will provide prototype IRA documents for use by the Trust’s shareholders.

(iv)                                    In relation to the IRA Accounts, BISYS will perform the functions described in Schedule B-1 to this Agreement.

(c)                                  BISYS may utilize agents in its performance of its services and, with the consent of the Trust (which consent will not be unreasonably withheld or delayed), may appoint in writing other parties qualified to perform transfer agency services to the Trust (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that any Sub-Agent retained by BISYS shall be the agent of BISYS and not the agent of the Trust, and that BISYS shall be fully responsible for the acts of such Sub-Agent and BISYS shall not be relieved of any of its responsibilities under this Agreement by the appointment of a Sub-Agent.

2.               Fees

The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, that certain Amended and Restated Omnibus Fee Agreement (the “Omnibus Fee Agreement”) among BISYS, Firsthand Capital Management, Inc. and the Trust dated the date of this Agreement.  Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B to this Agreement shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

3.               Reimbursement of Expenses and Miscellaneous Service Fees

(a)          In addition to paying BISYS the fees set forth in the Omnibus Fee Agreement, the Trust shall reimburse BISYS for BISYS’ reasonable out-of-pocket expenses actually incurred in providing services under this Agreement, including without limitation, the following:

(i)                          All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

(ii)                       All printing, production (including graphics support, copying, and binding) and mailing expenses incurred in relation to materials for meetings of the Trust’s Board of Trustees (the “Board”); provided, however, that BISYS will be responsible for the first $10,000 of such expenses each year that this Agreement is in effect;

(iii)                    All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust’s investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided under this Agreement;

(iv)                   Sales taxes paid on behalf of the Trust;

(v)                      The cost of microfilm or microfiche or other electronic retention of records or other materials;

(vi)                   Courier (delivery expenses);

(vii)                Check processing fees;

(viii)             Records retention / storage fees;

(ix)                     Fulfillment;

(x)                        NSCC and related costs;

(xi)                     Sales taxes;

(xii)                  Costs of statements and confirmations;

(xiii)               Costs of tax forms;

(xiv)              Costs of all other shareholder correspondence;

(xv)                 Post office boxes; and

(xvi)              Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

(b)         In addition, BISYS shall be entitled to receive the following fees:

(i)                          A fee for managing and overseeing the report, print and mail functions performed by BISYS’ third-party vendors, not to exceed $.04 per page for tax forms and statements of average cost, and $.03 per page for daily confirmations, periodic statements, new account letters and maintenance letters; fees for programming in connection with creating or changing the forms of statements, billed at BISYS’ then-current rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided under this Agreement;

(ii)                       System development fees, billed at BISYS’ then-current rate, and all systems-related expenses, billed at BISYS’ then-current rate, associated with the provision of special reports and services pursuant to Item 8 of Schedule C attached to this Agreement;

(iii)                    Fees for development of custom interfaces, billed at BISYS’ then-current rate;

(iv)                   Ad hoc reporting fees;

(v)                      Interactive Voice Response System fees;

(vi)                   Expenses associated with the tracking of “as-of” trades;

(vii)                Expenses associated with BISYS’ anti-fraud procedures and the performance of delegated services under the written anti-money laundering program (“AML Program”) adopted by the Trust; and

(viii)             In the event that BISYS is requested or authorized by the Trust or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS to the Trust or any Fund, the Trust will, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought, pay BISYS for its professional time (at its standard billing rates) and reimburse BISYS for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

(c)          Notwithstanding the foregoing, BISYS has agreed to waive the following expenses, and will not charge the Trust for such expenses: print/mail vendor setup fees, 1-800 line setup fees, WebAccess – Account Inquiry and Trading setup fees, and VRU setup fees.

4.               Effective Date

This Agreement shall become effective as of the date first written above (the “Effective Date”).

5.               Term

(a)                                  This Agreement shall continue in effect for an initial term of three years from the Effective Date (the “Initial Term”).  Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).  This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, (iii) for “cause,” as defined below, upon the provision of 60 days advance written notice by the party alleging cause, (iv) after this Agreement has been in effect for one year, by the Trust, for any reason whatsoever, upon the provision of 90 days advance written notice by the Trust to BISYS; provided, however, that if such termination is not for cause, then the Trust shall pay to BISYS liquidated damages as set forth below, or (v) following the Initial Term, by BISYS, for any reason whatsoever, upon the provision of 120 days advance written notice by BISYS to the Trust.

(b)                                 For purposes of this Agreement, “cause” shall mean (i) a material breach of this Agreement by a party to this Agreement that has not been remedied for 30 days following written notice of such breach from the other party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which a party to this Agreement has been found guilty of criminal or unethical behavior in the conduct of its business; (iii) financial difficulties on the part of a party to this Agreement which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (iv) a failure by BISYS to meet any five service standards in each month for six consecutive months, as set forth on Schedule D to this Agreement.  BISYS shall not terminate this Agreement pursuant to clause (i) above based solely upon the Trust’s failure to pay an amount to BISYS which is the subject of a good faith dispute, if (y) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (z) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

(c)                                  Notwithstanding the foregoing, following any such termination, in the event that BISYS and/or BFI in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Fees and out-of-pocket expenses incurred by BISYS and/or BFI but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.  BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS’ and/or BFI’s cash disbursements in connection with BISYS’ and/or BFI’s activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust’s property, records, instruments and documents.

(d)                                 If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties or (iii) “cause”, the Trust terminates this Agreement, or the Trust terminates BISYS’ services contemplated in this Agreement, or BISYS is replaced as transfer agent to the Trust or some or all of the Funds, then the Trust shall make a one-time cash payment to BISYS, in consideration of the fee structure and services to be provided under this Agreement, equal to the following: (y) if such event occurs within the first 12 months following the Effective Date, $350,000, or (z) if such event occurs after the first 12 months following the Effective Date, $350,000 reduced by $58,333.33 for each three-month period.  By way of examples, if such event occurs during the 22nd month following the Effective Date, the amount would be $116,666.68, and if such event occurs during the 28th month following the Effective Date, the amount would be $0.

(e)                                  In the event that the Trust or any Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by BISYS pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable.

(f)                                    If one of the events described above is partial (e.g., a termination of BISYS as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Trust shall be appropriately adjusted on a pro rata basis.

(g)                                 Any liquidated damages amount payable to BISYS shall be paid by the Trust on or before the date of the event that triggers the payment obligation.

(h)                                 The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

6.               Standard of Care; Force Majeure; Limitation of Liability

(a)                                  BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.  The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against BISYS under this Agreement.

(b)                                 Notwithstanding any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond BISYS’ control.  Events beyond BISYS’ control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party.  In the event of force majeure, computer or other equipment failures or other events beyond its control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c)                                  BISYS shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

(d)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.               Legal Advice; Reliance on Prospectus and Instructions

(a)                                  BISYS may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with BISYS’ duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

(b)                                 As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

(c)                                  Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

8.               Instructions / Certain Procedures, etc.

(a)                                  Whenever BISYS is requested or authorized to take action under this Agreement pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it under this Agreement a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.

(b)                                 As to the services to be provided under this Agreement, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

(c)                                  The parties to this Agreement may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust’s Charter, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

(d)                                 The Trust acknowledges receipt of a copy of BISYS’ policy related to the acceptance of trades for prior day processing (the “BISYS As-Of Trading Policy”).  BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion.  A copy of any such amendments shall be delivered to the Trust upon request.  BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

(e)                                  The Trust acknowledges and agrees that deviations from BISYS’ written transfer agent compliance procedures may involve a substantial risk of loss.  In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception.  In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of BISYS) and delivered to BISYS (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by the Trust’s AML Compliance Officer (as defined in Section 15 of this Agreement).  An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect).  Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and is not negligent, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

9.               Indemnification

(a)  The Trust shall indemnify, defend and hold harmless BISYS, BFI, and their employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (collectively, “Losses”) arising out of or in any way relating to BFI’s appointment as non-bank trustee/custodian, BISYS’ actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS and BFI by the Trust, the investment adviser, administrator thereof; provided that this indemnification shall not apply to actions or omissions of BISYS or BFI in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

(b)  BISYS shall indemnify, defend, and hold harmless the Trust, its employees, trustees, officers, agents and nominees from and against any and all Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

(c)  The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.  In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.  As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

(d)  The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld.  In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it.  If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

10.         Record Retention and Confidentiality

BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided under this Agreement.  BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Commission at reasonable times.  BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account.  BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable.  The provisions of this Section 10 are subject to the provisions of Section 22 of this Agreement.

11.         Reports

BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule C to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C.

12.         Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS.  All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

13.         Return of Records

BISYS shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain BISYS’ files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection.  If not so turned over to the Trust, such documents and records shall be retained by BISYS for the longer of (a) six years from the year of creation and (b) the length of time that such documents and records are required, by laws, rules and regulations of governmental authorities having jurisdiction over the Trust, to be preserved.  At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

14.         Bank Accounts

BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed under this Agreement.  The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts.  To the extent that the performance of such services under this Agreement shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes under this Agreement, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

15.         Representations and Warranties of the Trust

(a)                                  The Trust represents and warrants to BISYS that: (i) the Trust is registered with the Commission as an open-end management investment company under the 1940 Act; (ii) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares; (iii) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (iv) it has all necessary authorizations, licenses and permits to carry out its business as currently conducted; and (v) it is in compliance in all material respects with all laws and regulations applicable to its business and operations.

(b)                                 The Trust also represents and warrants to BISYS that: (i) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to Section 18 of this Agreement, and has appointed an officer of the Trust as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”); (ii) the AML Program and the designation of the AML Officer have been approved by the Board; (iii) the delegation of certain services under this Agreement to BISYS, as provided in Section 22 of this Agreement, has been approved by the Board; and (iv) the Trust will submit any material amendments to the AML Program to BISYS for BISYS’ review and consent before adoption in accordance with Section 20 of this Agreement.

16.         Representations and Warranties of BISYS

(a)                                  BISYS represents and warrants to the Trust that: (i) BISYS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; (ii) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS’ records, data, equipment, facilities and other property used in the performance of its obligations under this Agreement are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations under this Agreement; and (iii) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

(b)                                 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS AND BFI ARE COMPLETELY DISCLAIMED.

17.         Insurance

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities under this Agreement.  Upon the request of the Trust, BISYS shall provide evidence that coverage is in place.  BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled.  Such notification shall include the date of cancellation and the reasons therefore.  BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

18.         Information to be Furnished by the Trust and Funds

The Trust has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

(a)                                  A copy of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

(b)                                 A copy of the Trust’s Bylaws and any amendments thereto;

(c)                                  Certified copies of resolutions of the Board covering the following matters:

(i)                                     Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS under this Agreement; and

(ii)                                  Authorization of BISYS to act as Transfer Agent for the Trust; and

(iii)                               Authorization of BFI to act as non-bank trustee and custodian.

(d)                                 A list of all officers of the Trust, with the Trust’s AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

(e)                                  Two copies of the following (if such documents are employed by the Trust):

(i)                                     Prospectuses and Statement of Additional Information;

(ii)                                  Distribution Agreement; and

(iii)                               All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(f)                                    A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

(g)                                 A copy of the Trust’s written AML Program, including related Policies and Procedures.

19.         Information Furnished by BISYS

BISYS has furnished to the Trust evidence of the following:

(a)                                  Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.

(b)         Authorization of BISYS to act as Transfer Agent for the Trust.

(c)          The current BISYS “As-of” Trading Policy.

(d)         The written program concerning anti-money laundering services rendered by BISYS to its various clients.

20.         Amendments to Documents

The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 of this Agreement forthwith upon such amendments or changes becoming effective.  In addition, the Trust agrees that it will notify BISYS in advance of any proposed amendments to the Prospectuses or Statement of Additional Information of the Trust, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to under this Agreement or which might affect the duties of BISYS under this Agreement.  In the event that BISYS reasonably determines that any such proposed amendment will have a material adverse impact on BISYS’ service model, BISYS will notify the Trust and the parties will in good faith attempt to agree upon appropriate adjustments to the fees payable by the Trust under this Agreement.  If the parties cannot agree upon such fee adjustments, BISYS will not be required to adopt the changes set forth such proposed amendment.

21.         Reliance on Amendments

BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement.

22.         Compliance with Laws

(a)                                  Except for the obligations of BISYS set forth in Section 10 of this Agreement, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.  The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

(b)                                 The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted under this Agreement ( collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

(c)                                  The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule B (the “AML Services”) as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below).  BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program.  In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS’ obligations under this delegation shall be subject to Sections 20 and 21 of this Agreement, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

(d)                                 The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

(e)                                  In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts).  In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report under this Agreement.

(f)                                    As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

23.         Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 125 South Market, Suite 1200, San Jose, California 95113, Attn: Omar Billawala, Assistant Treasurer; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, with a copy to: The BISYS Group, Inc., 105 Eisenhower Pkwy, Roseland, NJ 07068, Attn: General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

24.         Assignment.

This Agreement and the rights and duties under this Agreement shall not be assignable by either of the parties to this Agreement except with the written consent of the other party, which consent shall not be unreasonably withheld or delayed.  This Section 24 shall not limit or in any way affect BISYS’ right to appoint a Sub-Agent pursuant to Section 1 of this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

25.         Governing Law.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

26.         Activities of BISYS

The services of BISYS rendered to the Trust under this Agreement are not to be deemed to be exclusive.  BISYS is free to render such services to others and to have other businesses and interests.  It is understood that trustees, directors, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

27.         Privacy

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information.  BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws).  BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.  The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

28.         Access to be Provided

BISYS shall grant reasonable access to each of the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by BISYS as the same relates to the services performed under this Agreement on behalf of the Trust.  Records may be edited or redacted to maintain confidentiality of materials related to other clients of BISYS.  BISYS shall make its relevant personnel available to meet with the Board or the Trust’s auditors concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

29.         Miscellaneous

(a)                                  Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)                                 This Agreement constitutes the complete agreement of the parties to this Agreement as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)                                  This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)                                 No amendment to this Agreement shall be valid unless made in writing and executed by both parties to this Agreement.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed all as of the day and year first above written.

FIRSTHAND FUNDS

By:	/s/ Omar Billawala
Name:	Omar Billawala
Title:	Assistant Treasurer

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

BISYS FUND SERVICES, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN FIRSTHAND FUNDS,
BISYS FUND SERVICES OHIO, INC., AND

BISYS FUND SERVICES, INC.

DATED AS OF APRIL 19, 2006

Funds

Firsthand Technology Value Fund

Firsthand Technology Leaders Fund

Firsthand Technology Innovators Fund

Firsthand e-Commerce Fund

Firsthand Global Technology Fund

Firsthand Health Sciences Fund

SCHEDULE B

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN FIRSTHAND FUNDS,
BISYS FUND SERVICES OHIO, INC., AND

BISYS FUND SERVICES, INC.

DATED AS OF APRIL 19, 2006

SERVICES

1.               Shareholder Transactions

(a)                                  Process shareholder purchase and redemption orders.

(b)                                 Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)                                  Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d)                                 Issue periodic statements for shareholders.

(e)                                  Process transfers and exchanges.

(f)                                    Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)                                 Maintain one fund on BISYS’ transfer agency platform to allow shareholders to purchase and redeem shares of the HSBC Investor Money Market Fund.

2.               Shareholder Information Services

(a)                                  Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b)                                 Produce detailed history of transactions through duplicate or special order statements upon request.

(c)                                  Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.               Compliance Reporting

(a)                                  Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

(b)                                 Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)                                  Issue tax withholding reports to the Internal Revenue Service.

4.               Dealer/Load Processing (if applicable)

(a)                                  Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(b)                                 Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(c)                                  Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(d)                                 Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

(e)                                  Calculate redemption fees, if any.

5.               Shareholder Account Maintenance

(a)                                  Maintain all shareholder records for each account in the Trust.

(b)                                 Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)                                  Record shareholder account information changes.

(d)                                 Maintain account documentation files for each shareholder.

6.               Anti-Money Laundering Services

(a)                                  Verify shareholder identity upon opening new accounts.

(b)                                 Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with the Trust’s AML Program.

(c)                                  Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust’s AML Program.

(d)                                 Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(e)                                  Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust’s AML Compliance Officer, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust’s AML Compliance Officer.

Schedule B-1

Additional Services Fees Related to IRA Accounts

BISYS shall act as the IRA custodian for the Funds’ IRA Accounts, and will perform the additional recordkeeping and administrative functions listed below with respect to those accounts (in addition to any applicable services already set forth on Schedule B of the Agreement.

Account Processing

1.             Opening new Traditional IRA, Roth IRA, and SIMPLE IRAs

2.             Processing purchases and redemptions of shares for the holders of IRA Accounts (the “Account Holders”)

3.             Processing dividends and capital gain distributions

4.             Notification of distribution requirements related to age 70½

5.             Maintaining beneficiary information on system

6.             Calculating distributions, withdrawals, required withholding and other payment to Account Holders

Account Maintenance

1.             Maintaining Account Holder records

2.             Changing addresses for Account Holders

3.             Preparing periodic reports on accounts, number of shares, etc.

4.             Preparation and filing of federal tax forms (1099-R, 5498)

5.             Replying to shareholder correspondence and inquiries

6.             Responding to all telephone inquiries about IRA Accounts

SCHEDULE C

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN FIRSTHAND FUNDS,
BISYS FUND SERVICES OHIO, INC., AND

BISYS FUND SERVICES, INC.

DATED AS OF APRIL 19, 2006

REPORTS

1.               Daily Shareholder Activity Journal

2.               Daily Fund Activity Summary Report

(a)                                  Beginning Balance

(b)                                 Transactions

(c)                                  Shareholder Transactions

(d)                                 Reinvested Dividends

(e)                                  Exchanges

(f)                                    Adjustments

(g)                                 Ending Balance

3.               Daily Wire and Check Registers

4.               Monthly Dealer Processing Reports

5.               Monthly Dividend Reports

6.               Sales Data Reports for Blue Sky Registration

7.               A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8.               Such special reports and additional information that the parties may agree upon, from time to time.

In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS under this Agreement during such quarterly period:

•                                          performed good order review for all new and reregistered accounts;

•                                          performed acceptance review for all monetary instruments received;

•                                          administered signature guarantee policy in accordance with prospectus requirements;

•                                          administered escrow hold policy in accordance with prospectus requirements;

•                                          verified customer address changes;

•                                          verified customer identification for all new accounts and all name changes on existing accounts;

•                                          monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period.  The Fund does not accept cash or currency;

•                                          monitored all accounts for suspicious activity resulting in the filing of Form SAR reports during the period;

•                                          reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

•                                          reviewed shareholder names in compliance with FinCEN 314(a) requests, resulting in the reporting of accounts during the period;

•                                          created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

•                                          maintained all records and other documentation related to shareholder accounts and transactions required to e prepared and maintained pursuant to the Fund’s anti-money laundering program for all BISYS transfer agent services.

The following will be provided in such report if the Trust falls under the related USA PATRIOT Act provisions:

•                                          performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

•                                          performed required due diligence on any new correspondent accounts opened during the period.

SCHEDULE D

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN FIRSTHAND FUNDS,
BISYS FUND SERVICES OHIO, INC., AND

BISYS FUND SERVICES, INC.

DATED AS OF APRIL 19, 2006

SERVICE STANDARDS

ITEM	STANDARD (measured monthly)
Financial Transaction Quality	98% accuracy rate

Maintenance Items Quality	98% accuracy rate

New Account Transactions Quality	95% accuracy rate

Incoming Calls	85% answered within 20 seconds

Abandon Rate	Under 2.5%

Correspondence	98% responded to in three business days

Confirmations	98% mailed in three business days

Statements	98% mailed in five business days

Form 1099-DIV Year-End Tax Information	Prepared and mailed notices to shareholders and vendors within 31 calendar days of calendar year-end.

Form 1099-MIS Additional Year-End Tax Information	Prepared and mailed notices to shareholders and vendors within 45 calendar days of calendar year-end.

In the event that BISYS fails to meet any five of the service standards set forth above in each month for six consecutive months, the Trust will have the right to terminate this Agreement in accordance with Section 5 of this Agreement.  Measurement and reporting of the service standards will occur at the BISYS service team level, which will include clients other than the Trust.

The foregoing service standards are subject to all terms and conditions of the agreement, including without limitation Section 6.